Exhibit 99.1

EVERTEC REPORTS FOURTH-QUARTER AND FULL-YEAR 2014 RESULTS

SAN JUAN, PUERTO RICO – February 18, 2015 — EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2014.

Fourth-Quarter 2014 Highlights

•	Total revenue of $93.5 million; Merchant Acquiring segment and Payment Processing segment revenue each increased 5%

•	Adjusted EBITDA of $47.5 million, representing an adjusted EBITDA margin of 50.9%

•	Adjusted Net Income of $34.4 million, or $0.44 per diluted share

•	Repurchased $26.2 million, or 1.2 million shares of our common stock

Full-Year 2014 Highlights

•	Total revenue of $361.1 million; Merchant Acquiring segment revenue increased 7% and Payment Processing segment revenue increased 5%

•	Adjusted EBITDA of $182.8 million, representing an adjusted EBITDA margin of 50.6%

•	Adjusted Net Income of $130.0 million, or $1.65 per diluted share

Frank G. D’Angelo, Chairman of the Board and Interim Chief Executive Officer, stated “Our 2014 results were highlighted by solid performance from our payments businesses reflecting continued strong execution and secular growth in all our markets. As we look to 2015, we will execute against our business objectives and are optimistic about our growth prospects, given our leading position in the attractive markets we serve.”

Mr. D’Angelo continued, “We also look forward to Mac Schuessler joining EVERTEC as President and CEO on April 1st and beginning a new chapter under his leadership. Mac’s experience in the payments industry and in international markets will be very valuable in the execution of our corporate strategies.”

Fourth-Quarter 2014 Results

Revenue. Total revenue for the quarter ended December 31, 2014 was $93.5 million, in line with the fourth quarter of last year, impacted primarily by lower hardware and software sales.

Merchant Acquiring net revenue was $20.8 million, an increase of 5% compared with $19.8 million in the prior year. Revenue growth in the quarter was mainly driven by an increase in transaction volumes.

Payment Processing revenue was $27.7 million, an increase of 5% compared with $26.4 million in the prior year. Revenue growth in the quarter was primarily driven by an increase in our ATH debit network and POS processing transactions, and accounts on file within our card products business.

Business Solutions revenue was $45.0 million, a decrease of 5% compared with $47.3 million in the prior year. The decrease in revenue was mainly due to a $2.5 million year-over-year decline in hardware and software sales and lower revenue from IT consulting projects, partially offset by increased revenue from core banking solutions.

Adjusted EBITDA. For the quarter ended December 31, 2014, Adjusted EBITDA was $47.5 million, a decrease of 3% compared with $49.1 million in the prior year. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) was 50.9% compared with 52.5% in the prior year. The decrease was primarily due to a decline in other income and lower dividends received from investee.

Net Income. For the quarter ended December 31, 2014, Adjusted Net Income was $34.4 million, a decrease of 3% compared with $35.4 million in the prior year. Adjusted Net Income per diluted share increased 2% to $0.44 compared with $0.43 in the prior year.

For the quarter ended December 31, 2014, GAAP Net Income was $12.5 million, or $0.16 per diluted share, compared with $20.0 million or $0.24 per diluted share in the prior year.

Full-Year 2014 Results

Revenue. Total revenue for the year ended December 31, 2014 was $361.1 million, an increase of 1% compared with $358.0 million in the prior year.

Merchant Acquiring net revenue was $79.1 million, an increase of 7% compared with $73.6 million in the prior year. Revenue growth was driven mainly by an increase in transaction volumes.

Payment Processing revenue was $105.4 million, an increase of 5% compared with $100.1 million in the prior year. Revenue growth was primarily driven by an increase in our ATH debit network and POS processing transactions and accounts on file.

Business Solutions revenue was $176.6 million, a decrease of 4% compared with $184.3 million in the prior year. The decrease in revenue was mainly due to a $10.3 million year-over-year decline in hardware and software sales, partially offset by increased revenue from core banking solutions.

Adjusted EBITDA. For the year ended December 31, 2014, Adjusted EBITDA was $182.8 million, an increase of 3% compared with $177.7 million in the prior year.

Net Income. For the year ended December 31, 2014, Adjusted Net Income was $130.0 million, an increase of 7% compared with $121.3 million in the prior year. Adjusted Net Income per diluted share increased 11% to $1.65 compared with $1.49 in the prior year.

For the year ended December 31, 2014, GAAP Net Income was $67.5 million or $0.86 per diluted share, compared with a net loss of $24.6 million or a loss of $0.31 per diluted share in the prior year.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its fourth-quarter and full-year 2014 financial results today at 5:00 PM ET. Hosting the call will be Frank G. D’Angelo, Chairman of the Board and Interim Chief Executive Officer, and Juan José Román, Executive Vice President and Chief Financial Officer. The conference call can be accessed live over the phone by dialing (877) 407-3982 or for international callers by dialing (201) 493-6780. A replay will be available at 8:00 p.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 13599502. The replay will be available until Wednesday, February 25, 2015. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America - and one of the largest in Latin America - EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

About Non-GAAP Financial Measures

This earnings release presents EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share information. These supplemental measures of the Company’s performance are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of cash flows or as measures of the Company’s liquidity. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of the Company’s performance and believe they are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. In addition, the Company’s presentation of Adjusted EBITDA is consistent with the equivalent measurements contained in the Credit Agreement in testing EVERTEC Group’s compliance with covenants therein such as the senior secured leverage ratio. We use Adjusted Net Income to measure the Company’s overall profitability because it better reflects the Company’s cash flow generation by capturing the actual cash taxes paid rather than the Company’s tax expense as calculated under GAAP, and excludes the impact of the non-cash amortization and depreciation resulting from our 2010 merger involving an affiliate of Apollo Global management, LLC (the “Merger”). For more information regarding EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share, including a quantitative reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial performance measure, which is net income, see Schedule 4: Reconciliation of GAAP to Non-GAAP Operating Results in this earnings release.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular for a significant portion of revenue; our ability to renew our client contracts on terms favorable to us; the effectiveness of our risk management procedures; our dependence on our processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems, and the risk that our systems may experience breakdowns or fail to prevent security breaches or fraudulent transfers; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH® network; reduction in consumer confidence leading to decreased consumer spending; the Company’s dependence on credit card associations; regulatory limitations on our activities due to our relationship with Popular and our role as a service provider to financial institutions; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of the Company’s business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; increased compliance risks associated with operating an international business; operating in countries and counterparties that put us at risk of violating U.S. sanctions laws; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state, and local regulatory requirements; evolving industry standards; the Company’s high level of indebtedness and restrictions contained in the Company’s debt agreements; and the Company’s ability to generate sufficient cash to service the Company’s indebtedness and to generate future profits.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Contact

Investor Contact

Alan Cohen

Executive Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com

EVERTEC, Inc.

Schedule 1: Unaudited Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

	Quarters ended December 31,		Twelve months ended December 31,
(Dollar amounts in thousands, except per share data)	2014	2013	2014	2013
Revenues
Merchant Acquiring, net	$20,791	$19,781	$79,136	$73,616
Payment Processing	27,732	26,390	105,423	100,104
Business Solutions	44,961	47,332	176,570	184,297

Total revenues	93,484	93,503	361,129	358,017

Operating costs and expenses

Cost of revenues, exclusive of depreciation and amortization shown below	40,736	41,318	156,517	163,080
Selling, general and administrative expenses	15,647	8,333	41,276	38,810
Depreciation and amortization	16,531	17,292	65,988	70,366

Total operating costs and expenses	72,914	66,943	263,781	272,256

Income from operations	20,570	26,560	97,348	85,761

Non-operating (expenses) income
Interest income	83	89	328	236
Interest expense	(6,301)	(6,447)	(26,081)	(37,861)
Earnings of equity method investment	235	112	1,140	935
Other expenses:
Loss on extinguishment of liability	—	—	—	(58,464)
Termination of consulting agreement	—	—	—	(16,718)
Other income (expenses)	248	1,338	2,375	(500)

Total other income (expenses)	248	1,338	2,375	(75,682)

Total non-operating (expenses)	(5,735)	(4,908)	(22,238)	(112,372)

Income (loss) before income taxes	14,835	21,652	75,110	(26,611)
Income tax expense (benefit)	2,373	1,613	7,578	(1,990)

Net income (loss)	12,462	20,039	67,532	(24,621)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(375)	(482)	(6,948)	1,268

Total comprehensive income (loss)	$12,087	$19,557	$60,584	$(23,353)

Net income (loss) per common share: (1)
Basic	$0.16	$0.25	$0.86	$(0.31)
Diluted	$0.16	$0.24	$0.86	$(0.31)

Shares used in computing net income (loss) per common share: (1)
Basic	77,898,106	81,030,127	78,337,152	78,914,310
Diluted	78,057,312	81,943,035	78,891,139	78,914,310

(1)	Share count was adjusted for the 2:1 stock split that occurred on April 1, 2013.

Note: Certain reclassifications have been made to Payments Processing revenue and cost of revenue amounts to conform to the 2014 quarter presentation, see Schedule 6.

EVERTEC, Inc.

Schedule 2: Unaudited Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)	December 31, 2014	December 31, 2013
Assets
Current Assets:
Cash	32,114	$22,485
Restricted cash	5,718	5,433
Accounts receivable, net	75,810	68,434
Deferred tax asset	399	2,537
Prepaid expenses and other assets	20,565	19,482

Total current assets	134,606	118,371
Investment in equity investee	11,756	10,639
Property and equipment, net	29,535	33,240
Goodwill	368,837	373,119
Other intangible assets, net	334,584	367,780
Other long-term assets	10,917	18,162

Total assets	890,235	$921,311

Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	26,052	$26,571
Accounts payable	22,879	20,588
Unearned income	9,825	5,595
Income tax payable	1,956	259
Current portion of long-term debt	19,000	19,000
Short-term borrowings	23,000	51,200
Deferred tax liability, net	1,799	543

Total current liabilities	104,511	123,756
Long-term debt	647,579	665,680
Long-term deferred tax liability, net	15,674	20,212
Other long-term liabilities	2,898	333

Total liabilities	770,662	809,981

Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 77,893,144 shares issued and outstanding at December 31, 2014 (December 31, 2013 - 78,286,465)	779	783
Additional paid-in capital	59,740	80,718
Accumulated earnings	65,576	29,403
Accumulated other comprehensive income (loss), net of tax	(6,522)	426

Total stockholders’ equity	119,573	111,330

Total liabilities and stockholders’ equity	890,235	$921,311

EVERTEC, Inc.

Schedule 3: Unaudited Consolidated Statements of Cash Flows

	Years ended December 31,
	2014	2013
Cash flows from operating activities
Net income (loss)	$67,532	$(24,621)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	65,988	70,366
Amortization of debt issue costs and premium and accretion of discount	3,094	3,905
Write-off of debt issue costs, premium and discount accounted as loss on extinguishment of debt	—	16,555
Provision for doubtful accounts and sundry losses	1,360	673
Deferred tax benefit	(1,714)	(5,702)
Share-based compensation	4,587	6,179
Unrealized loss (gain) of indemnification assets	446	383
Loss on disposition of property and equipment and other intangibles	734	538
Earnings of equity method investment	(1,140)	(935)
Dividend received from equity method investment	326	984
(Increase) decrease in assets:
Accounts receivable, net	(6,608)	9,243
Prepaid expenses and other assets	(1,067)	1,685
Other long-term assets	3,365	(1,381)
(Decrease) increase in liabilities:
Accounts payable and accrued liabilities	(2,882)	(16,734)
Income tax payable	1,697	(2,700)
Unearned income	4,230	4,429

Total adjustments	72,416	87,488

Net cash provided by operating activities	139,948	62,867

Cash flows from investing activities
Net increase in restricted cash	(285)	(494)
Intangible assets acquired	(15,046)	(16,980)
Property and equipment acquired	(10,898)	(11,486)
Proceeds from sales of property and equipment	59	16

Net cash used in investing activities	(26,170)	(28,944)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs of $12,567	—	112,432
Proceeds from issuance of long-term debt	—	700,000
Debt issuance costs	—	(12,077)
Net (decrease) increase in short-term borrowings	(27,000)	36,000
Proceeds from new short-term borrowing for purchase of equipment	—	1,800
Repayments of short-term borrowing for purchase of equipment	(1,200)	(13,596)
Dividends paid	(31,359)	(16,390)
Statutory minimum withholding taxes paid on cashless exercises of stock options	(2,002)	(16,851)
Tax windfall benefits on exercises of stock options and vesting of restricted stocks	3,669	1,829
Issuance of common stock	543	29
Repurchase of common stock	(26,196)	(75,000)
Settlement of stock options	(1,604)	—
Repayment and repurchase of long-term debt	(19,000)	(755,024)
Repayment of other financing agreement	—	(224)

Net cash used in financing activities	(104,149)	(37,072)

Net increase (decrease) in cash	9,629	(3,149)
Cash at beginning of the period	22,485	25,634

Cash at end of the period	$32,114	$22,485

EVERTEC, Inc.

Schedule 4: Reconciliation of GAAP to Non-GAAP Operating Results

	Quarters ended December 31,		Twelve months ended December 31,
(Dollar amounts in thousands, except per share data)	2014	2013	2014	2013

Net income (loss)	$12,462	$20,039	$67,532	$(24,621)
Income tax expense (benefit)	2,373	1,613	7,578	(1,990)
Interest expense, net	6,218	6,358	25,753	37,625
Depreciation and amortization	16,531	17,292	65,988	70,366

EBITDA	37,584	45,302	166,851	81,380

Software maintenance reimbursement and other costs (1)	478	619	2,248	2,298
Equity income (2)	(235)	371	(815)	49
Compensation and benefits (3)	4,579	596	6,152	7,469
Pro forma cost reduction adjustments (4)	—	—	—	175
Transaction, refinancing and other non-recurring fees (5)	5,145	1,855	7,930	65,885
Management fees (6)	—	—	—	20,109
Purchase accounting (7)	(13)	371	446	350

Adjusted EBITDA	47,538	49,114	182,812	177,715

Pro forma cost reduction adjustments (8)	—	—	—	(175)
Operating depreciation and amortization (9)	(7,416)	(7,855)	(29,518)	(31,645)
Cash interest expense, net (10)	(5,440)	(5,590)	(22,351)	(22,282)
Cash income taxes (11)	(273)	(299)	(976)	(2,338)

Adjusted Net Income	$34,409	$35,370	$129,967	$121,275

Adjusted net income per common share: (12)
Basic	$0.44	$0.44	$1.66	$1.54
Diluted	$0.44	$0.43	$1.65	$1.49

Shares used in computing adjusted net income per common share: (12)
Basic	77,898,106	81,030,127	78,337,152	78,914,310
Diluted	78,057,312	81,943,035	78,891,139	81,239,519

1)	Predominantly represents reimbursements received for certain software maintenance expenses as part of the Merger.
2)	Represents the elimination of non-cash equity earnings from our 19.99% equity investment in CONTADO, net of cash dividends received.
3)	Predominantly represents non-cash equity based compensation expense, and for the fourth quarter of 2014 includes a cash termination payment and the acceleration of the vesting of stock options to our prior CEO.
4)	Represents the pro forma effect of the expected net savings mainly in compensation and benefits from the reduction of certain employees. This pro forma amount was calculated using the net amount of actual expenses for the twelve-month period prior to their separation.
5)	Represents fees and expenses associated with non-recurring corporate transactions, including $3.0 million of costs related to the CEO succession in the fourth quarter of 2014, $1.1 million of fees associated with the withdrawn senior secured notes offering in the second quarter of 2014 and refinancing and debt extinguishment of $58.6 million in the second quarter of 2013.
6)	Represents consulting fees paid to Apollo and Popular. In connection with our initial public offering during the second quarter of 2013, our consulting agreements with Apollo and Popular were terminated.
7)	Represents the elimination of the effects of purchase accounting in connection with certain customer service and software-related arrangements whereby EVERTEC receives reimbursements from Popular.
8)	Represents the elimination of the pro forma benefits described in note 4 above.
9)	Represents operating depreciation and amortization expense, which excludes amounts generated as a result of the Merger.
10)	For the twelve months ended December 31, 2013, represents pro forma cash interest expense assuming EVERTEC’s April 2013 refinancing occurred on January 1, 2013, less interest income, as they appear on our consolidated statements of income (loss) and comprehensive income (loss), adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount. For the three and twelve months ended December 31, 2014 and the three months ended December 31, 2013, represents interest expense, less interest income, as they appear on our consolidated statements of income (loss) and comprehensive income (loss), adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
11)	Represents cash taxes paid for each period presented.
12)	Share count was adjusted for the 2:1 stock split that occurred on April 1, 2013.

Schedule 5: Unaudited Income from Operations by Segment

	Quarters ended December 31,		Twelve months ended December 31,
(Dollar amounts in thousands)	2014	2013	2014	2013
Segment income from operations
Merchant Acquiring, net	$8,648	$9,413	$34,348	$35,376
Payment Processing	15,144	15,893	59,882	54,429
Business Solutions	11,355	11,830	47,587	42,430

Total segment income from operations	35,147	37,136	141,817	132,235
Merger related depreciation and amortization and other unallocated expenses (1)	(14,577)	(10,576)	(44,469)	(46,474)

Income from operations	$20,570	$26,560	$97,348	$85,761

1)	Predominantly represents non-operating depreciation and amortization expenses generated as a result of the Merger and certain non-recurring fees and expenses.

Schedule 6: Reclassification of Payment Processing Revenues and

Cost of Revenues Exclusive of Depreciation and Amortization

	Year Ended	Quarters Ended
	December 31, 2014	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Revenues
Payment Processing - as presented in previous quarters	$104,751	$27,732	$25,611	$26,406	$25,002
Reclassification (1)	672	—	237	212	223

Payment Processing - after reclassification	$105,423	$27,732	$25,848	$26,618	$25,225

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization - as presented in previous quarters	$155,845	$40,736	$38,625	$38,839	$37,645
Reclassification (1)	672	—	237	212	223

Cost of revenue, exclusive of depreciation and amortization - after reclassification	$156,517	$40,736	$38,862	$39,051	$37,868

	Year Ended	Quarters Ended
	December 31, 2013	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Revenues
Payment Processing - as presented in previous quarters	$99,327	$26,199	$24,731	$24,285	$24,112
Reclassification (1)	777	190	200	187	200

Payment Processing - after reclassification	$100,104	$26,389	$24,931	$24,472	$24,312

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization - as presented in previous quarters	$162,303	$41,128	$38,903	$41,771	$40,501
Reclassification (1)	777	190	200	187	200

Cost of revenue, exclusive of depreciation and amortization - after reclassification	$163,080	$41,318	$39,103	$41,958	$40,701

1)	Certain reclassifications have been made to the quarterly Payment Processing revenue and cost of revenue, exclusive of depreciation and amortization amounts to conform with the presentation in the quarter ended December 31, 2014. The reclassifications did not impact income from operations, income (loss) before taxes, net income (loss) and total comprehensive income (loss), EBITDA, Adjusted EBITDA, and Adjusted Net Income reported in previous quarters.